     CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 19, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Report to Shareholders of Foreign Equity Fund (renamed T. Rowe Price Institutional Foreign Equity Fund), the portfolio comprising Institutional International Funds, Inc. (renamed T. Rowe Price Institutional International Funds, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading
"Independent Accountants" in the Statement of Additional Information.



/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 27, 2002